                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*


                          Hibbett Sporting Goods, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $ .01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   428565 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 428565 10 5                      13G
          -----------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       The SK Equity Fund, L. P. (IRS ID No. 061312136)

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)   [_]


                                                                       (b)   [X]

--------------------------------------------------------------------------------
     3       SEC USE ONLY



--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
                                                           2,459,812

                   -------------------------------------------------------------
    NUMBER OF          6      SHARED VOTING POWER
     SHARES                                                2,486,721
  BENEFICIALLY
    OWNED BY
                   -------------------------------------------------------------
      EACH             7      SOLE DISPOSITIVE POWER
    REPORTING                                              2,459,812
     PERSON
      WITH

                   -------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                                                           2,486,721

--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,486,721

--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           37.6%

--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON
                           PN

--------------------------------------------------------------------------------

CUSIP No. 428565 10 5                      13G
          -----------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       SK Investment Fund, L. P. (IRS ID No. 061408409)

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)   [_]


                                                                       (b)   [X]

--------------------------------------------------------------------------------
     3       SEC USE ONLY



--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
                                                           26,909

                   -------------------------------------------------------------
    NUMBER OF          6      SHARED VOTING POWER
     SHARES                                                2,486,721
  BENEFICIALLY
    OWNED BY
                   -------------------------------------------------------------
      EACH             7      SOLE DISPOSITIVE POWER
    REPORTING                                              26,909
     PERSON
      WITH

                   -------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                                                           2,486,721

--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,486,721

--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           37.6%

--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON
                           PN

--------------------------------------------------------------------------------

CUSIP No. 428565 10 5                  13G
          -----------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       SKM Partners, L. P. (IRS ID No. 061301330)

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)   [_]


                                                                       (b)   [X]

--------------------------------------------------------------------------------
     3       SEC USE ONLY



--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
                                                           0

                   -------------------------------------------------------------
    NUMBER OF          6      SHARED VOTING POWER
     SHARES                                                2,486,721
  BENEFICIALLY
    OWNED BY
                   -------------------------------------------------------------
      EACH             7      SOLE DISPOSITIVE POWER
    REPORTING                                              0
     PERSON
      WITH

                   -------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                                                           2,486,721

--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,486,721

--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           37.6%

--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON
                           PN

--------------------------------------------------------------------------------

CUSIP No. 428565 10 5                   13G
          -----------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Saunders Karp & Megrue Partners, L.L.C. (IRS ID No. 061535862)

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)   [_]

                                                                       (b)   [X]

--------------------------------------------------------------------------------
     3       SEC USE ONLY



--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
                                                              0

                   -------------------------------------------------------------
    NUMBER OF          6      SHARED VOTING POWER
     SHARES                                                   2,486,721
  BENEFICIALLY
    OWNED BY
                   -------------------------------------------------------------
      EACH             7      SOLE DISPOSITIVE POWER
    REPORTING                                                  0
     PERSON
      WITH
                   -------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                                                              2,486,721

--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,486,721

--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           37.6%

--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON
                           CO

--------------------------------------------------------------------------------

CUSIP No. 428565 10 5                            13G
          -----------

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Thomas A. Saunders, III

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)   [_]


                                                                       (b)   [X]

--------------------------------------------------------------------------------
     3       SEC USE ONLY



--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
                                                              0

                   -------------------------------------------------------------
    NUMBER OF          6      SHARED VOTING POWER
     SHARES                                                   2,486,721
  BENEFICIALLY
    OWNED BY
                   -------------------------------------------------------------
      EACH             7      SOLE DISPOSITIVE POWER
    REPORTING                                                 0
     PERSON
      WITH

                   -------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                                                              2,486,721

--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,486,721

--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           37.6%

--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON
                           IN

--------------------------------------------------------------------------------

CUSIP No. 428565 10 5                             13G
          -----------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Allan W. Karp

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)   [_]


                                                                       (b)   [X]

--------------------------------------------------------------------------------
     3       SEC USE ONLY



--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
                                                              0

                   -------------------------------------------------------------
    NUMBER OF          6      SHARED VOTING POWER
     SHARES                                                   2,486,721
  BENEFICIALLY
    OWNED BY
                   -------------------------------------------------------------
      EACH             7      SOLE DISPOSITIVE POWER
    REPORTING                                                 0
     PERSON
      WITH
                   -------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                                                              2,486,721

--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,486,721

--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           37.6%

--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON
                           IN

--------------------------------------------------------------------------------

                                       13G
  CUSIP No. 428565 10 5
            -----------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             John F. Megrue, Jr.

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]


                                                                     (b)  [X]

--------------------------------------------------------------------------------
     3       SEC USE ONLY



--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
                                                                    6,000 *

                   -------------------------------------------------------------
    NUMBER OF          6      SHARED VOTING POWER
     SHARES                                                         2,492,721 *
  BENEFICIALLY
    OWNED BY
                   -------------------------------------------------------------
      EACH             7      SOLE DISPOSITIVE POWER
    REPORTING                                                       6,000 *
     PERSON
      WITH

                   -------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                                                                    2,492,721 *

--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,492,721 *

--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES  [_]

--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           37.7%

--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON
                           IN

---------------- ---------------------------------------------------------------

*  See Note 2 to Item 4 below

Item 1(a)         Name Of Issuer:

                  Hibbett Sporting Goods, Inc.  (the "Company")
                  ---------------------------------------------

Item 1(b)         Address Of Issuer's Principal Executive Offices:

                  451 Industrial Lane, Birmingham, Alabama 35211
                  ----------------------------------------------

Item 2(a)         Name Of Person Filing:

                  This statement is filed on behalf of the persons identified in
                  Item 4 below. In accordance with Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that he is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b)         Address Of Principal Business Office Or, If None, Residence:

                  For The SK Equity Fund, L.P., SK Investment Fund, L.P.,
                  SKM Partners, L.P., Saunders Karp & Megrue Partners, L.L.C., Thomas A. Saunders, III, Allan W. Karp and John F. Megrue,
                  Jr.:

                           262 Harbor Drive
                           Fourth Floor
                           Stamford, CT  06902

Item 2(c)         Citizenship:

                  Each of the persons filing this statement is a United States citizen or an organization created or governed under the laws of the State of Delaware.

Item 2(d)         Title Of Class Of Securities:

                  This statement relates to the Company's common stock, par value $.01 per share (the "Common Stock").

Item 2(e)         CUSIP Number:

                  428565 10 5
                  -----------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b).

                  Not Applicable

Item 4            Ownership:

                  Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

                  Note 1: SKM Partners, L.P. (the "General Partner") is the general partner of each of The SK Equity Fund, L.P. and the SK Investment Fund, L.P. (the "Funds"). Saunders Karp & Megrue Partners, L.L.C. (the "LLC"), is the general partner of the General Partner and Messrs. Saunders, Karp and Megrue are authorized members of the LLC, and Messrs. Saunders, Karp and Megrue may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of all shares owned by the Funds.

                  Note 2: In addition to the above mentioned ownership, Mr. Megrue holds 2,000 shares directly and 4,000 shares custodially for his sons.

Item 5            Ownership Of Five Percent Or Less Of A Class:

                  Not Applicable

Item 6            Ownership Of More Than Five Percent On Behalf Of Another
                  Person:

                  Not Applicable

Item 7 Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Company:

                  Not Applicable

Item 8            Identification And Classification Of Members Of The Group:

                  See Item 4 above

Item 9            Notice Of Dissolution Of Group:

                  Not Applicable

Item 10           Certification:

                  Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:     February 20, 2002

                                     THE SK EQUITY FUND, L.P.
                                     By: SKM Partners, L.P., as
                                     General Partner

                                     By:  Saunders Karp and Megrue
                                     Partners, L.L.C., as
                                     General Partner

                                     By:  /s/ Allan W. Karp
                                          -------------------
                                          Authorized Member

                                     SK INVESTMENT FUND, L.P.
                                     By:  SKM Partners, L.P., as
                                     General Partner

                                     By:  Saunders Karp and Megrue
                                     Partners, L.L.C., as
                                     General Partner

                                     By:  /s/ Allan W. Karp
                                          -----------------
                                          Authorized Member

                                     SKM PARTNERS, L.P.

                                     By:  Saunders Karp and Megrue
                                     Partners, L.L.C., as
                                     General Partner

                                     By:  /s/ Allan W. Karp
                                          -----------------
                                          Authorized Member

                                     SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.

                                     By:  /s/ Allan W. Karp
                                          -----------------
                                          Authorized Member

                                     By:  /s/ Thomas A. Saunders, III
                                          ---------------------------
                                          Thomas A. Saunders, III

                                          /s/ John F. Megrue, Jr.
                                          -----------------------
                                          John F. Megrue, Jr.

                                          /s/ Allan W. Karp
                                          -----------------
                                          Allan W. Karp